Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Femto Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule		Amount Registered(1)(2)		Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common Shares	457	(c)	233,352,911	(3)	3.30	(4)	$770,064,606	0.0001531	$117,896.89
Carry Forward Securities	—	—	—		—		—		—	—

Total Offering Amounts									$770,064,606	0.0001531	$117,896.89
Total Fee Offsets
Fees Previously Paid
Net Fee Due											$117,896.89

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	Consists of Common Shares issued or issuable upon exercise of Warrants, as follows:

	●	2,065,120 Common Shares;
	●	2,011,616 Common Shares issuable upon exercise of Pre-Funded Warrants;
	●	a maximum of 27,960,512 Common Shares issuable upon exercise of Series A Warrants (assuming exercise of the maximum number of Common Shares underlying the Series A Warrants); and
	●	A maximum of 201,315,663 Common Shares issuable upon exercise of Series B Warrants (assuming exercise of the maximum number of Common Shares underlying the Series B Warrants).

(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on March 10, 2025 ($3.49 per share), in accordance with Rule 457(c) of the Securities Act.